EXHIBIT 3.38

CERTIFICATE OF INCORPORATION OF A PRIVATE LIMITED COMPANY

Company No. 3728783

The Registrar of Companies for England and Wales hereby certifies that GLOBAL CROSSING EUROPE LIMITED is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

Given at Companies House, Cardiff, the 4th March 1999

For The Registrar of Companies